Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the following reports, which appear in PAA Natural Gas Storage, LP’s prospectus filed pursuant to 424(b) in connection with its Registration Statement on Form S-1 on May 3, 2010 (File No. 333-164492).
•	Our report relating to the audit of the consolidated financial statements of PAA Natural Gas Storage, LLC as of December 31, 2009 and 2008 and for the periods of September 3, 2009 to December 31, 2009 and January 1, 2009 to September 2, 2009 and for the years ended December 31, 2008 and 2007.

•	Our report relating to the audit of the balance sheet of PAA Natural Gas Storage, L.P. as of January 22, 2010.

•	Our report relating to the audit of the balance sheet of PNGS GP LLC as of January 22, 2010.
PricewaterhouseCoopers, LLP
Houston, Texas
June 10, 2010